UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 28, 2004 (July 28, 2004)

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in charter)

Cayman Islands	1-14634	98-0108989
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15375 Memorial Drive, Houston, Texas	77079-4101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 925-6000

Item 12. Results of Operations and Financial Condition.

Our news release dated July 28, 2004, concerning second quarter 2004 financial results, furnished as Exhibit 99.1 to this report, is incorporated by reference herein. The news release contains certain measures (discussed below) which may be deemed “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. In each case, the most directly comparable GAAP financial measure and information reconciling the GAAP and non-GAAP measures is also included in the news release.

In the attached news release, we discuss net income on a total and per share basis for the three months ended June 30, 2004, excluding items totaling $86.3 million, or $0.37 per share, comprised of an after tax gain of $113.1 million from the sale of the Company’s land rig assets and after tax expenses of $5.8 million to exit the land rig business and $21.0 million related to the early retirement of $300 million of 7  1/8% Senior Notes due 2007. This information is provided because management believes that the items are unrelated to the operational performance of the Company for the period and, accordingly, that providing the amount of net income excluding the items will help investors compare results between two periods.

The information furnished pursuant to this Item 12, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

The exhibit to this report is as follows:

Exhibit No.	Description
99.1	GlobalSantaFe Report of Second Quarter 2004 Financial Results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSANTAFE CORPORATION

Date: July 28, 2004	By:	/s/ Alexander A. Krezel
Alexander A. Krezel
Vice President, Secretary and Associate General Counsel